Filed Pursuant to Rule 424(b)(5)

 Registration No. 333-178126

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 9, 2011)

FIELDPOINT PETROLEUM CORPORATION

900,000 Shares of

Common Stock

We have entered into a sales agreement with MLV & Co. LLC, or MLV, relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell up to an aggregate of 900,000 shares of our common stock, $0.01 par value per share, from time to time through MLV & Co. LLC acting as sales agent.

Our common stock is listed on NYSE MKT LLC, formerly the NYSE Amex,  under the symbol “FPP” The last reported sale price of our common stock on May 11, 2012 was $3.74 per share.

Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through NYSE MKT LLC, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale, and/or any other method permitted by law. MLV will act as sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. MLV shall be under no obligation to purchase shares of our common stock on a principal basis pursuant to the sales agreement, except as otherwise agreed by MLV and the Company, and then only to the extent permitted by law and the rules and regulations of the NYSE Amex. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

MLV will be entitled to compensation at a fixed commission rate of 7% of the gross sales price per share sold. In connection with the sale of the common stock on our behalf, MLV may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of MLV may be deemed to be underwriting commissions or discounts.  We have agreed to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

As of  May 11, 2012, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $17,316,855, based on 8,010,175 shares of outstanding common stock, of which approximately 4,630,175 shares were held by non-affiliates, and a price of $3.74 per share, which was the last reported sale price of our common stock on the NYSE MKT LLC on May 11, 2012.  As of the date of this prospectus supplement, we have not offered any securities pursuant to General Instruction I.B.6. of  Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Before buying shares of our common stock, you should carefully consider the risk factors described in “Risk Factors“ beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 16, 2012.

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to “the Company,” “FieldPoint,”  “FPP,” “we,” “us,” “our,” or similar references mean FieldPoint Petroleum Corporation, a Colorado corporation.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and supplements information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the shares of common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. You should not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we may authorize to be provided to you. This prospectus supplement, the accompanying prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement, the accompanying prospectus and any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement, the accompanying prospectus and any related free writing prospectus is delivered or common stock is sold on a later date.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

FORWARD-LOOKING STATEMENTS

        The statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements for purposes of these provisions, including without limitation any statements relating to:

        Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot be certain that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained or incorporated by reference in this prospectus. Disclosure of important factors that could cause actual results to differ materially from our plans, intentions or expectations are included under the heading "Risk Factors" in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2011.

        For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:

·	adverse economic conditions in the United States and globally;

·	difficult and adverse conditions in the domestic and global capital and credit markets;

·	changes in domestic and global demand for oil and natural gas;

·	volatility in the prices we receive for our oil and natural gas;

·	operational constraints and potential mechanical failure at production facilities, processing plants or pipelines;

·	the availability of sufficient pipeline and transportation facilities;

·	the effects of government regulation, permitting and other legal requirements;

·	future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities;

·	uncertainties about the estimates of our oil and natural gas reserves;

·	our ability to increase our production and oil and natural gas income through exploration and development;

·	our ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

·	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

·	drilling and operating risks;

·	the availability of equipment, such as drilling rigs and gathering and transportation pipelines;

·	changes in our drilling plans and related budgets; and

·	the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity.

        In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

        Many of these factors are beyond our ability to control or predict. These factors are not intended to represent a complete list of the general or specific factors that may affect us. We may note additional factors elsewhere in this prospectus and in any documents incorporated by reference into this prospectus. All forward-looking statements speak only as of the date made. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by law, we undertake no obligation to update any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary may not contain all the information that you should consider before investing in our common stock.  You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the documents incorporated by reference in the accompanying prospectus, before making an investment decision. This prospectus supplement may add to, update or change information in the accompanying prospectus.

Overview

Fieldpoint was formed on March 11, 1980 to acquire and enhance mature oil and natural gas field production in the mid-continent and the Rocky Mountain regions. Since 1980, the Company had engaged in oil and natural gas operations and, in 1986, divested all oil and natural gas assets and operations. From December 1986, until its reverse acquisition on December 31, 1997, the Company had not engaged in oil and natural gas operations.

The Company’s business strategy is to continue to expand its reserve base and increase production and cash flow through the acquisition of producing oil and natural gas properties. Such acquisitions will be based on an analysis of the properties’ current cash flow and the Company’s ability to profit from the acquisition. The Company’s ideal acquisition will include not only oil and natural gas production, but also leasehold and other working interests in exploration areas.

As of December 31, 2011, the Company had varying ownership interest in 361 gross productive wells (101.52 net) located in five states. The Company operates 67 of the 361 wells; the other wells are operated by independent operators under contracts that are standard in the industry. Our executive offices are located at 1703 Edelweiss Drive, Cedar Park, Texas 78613 and our telephone number is (512) 250-8692.

THE OFFERING

Common stock offered by us pursuant to this prospectus supplement	Up to 900,000 Shares of Common Stock.

Manner of offering	“At-the-market” offering that may be made from time to time through our agent, MLV & Co. LLC. See “Plan of Distribution” on page S-[•].

Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes. See “Use of Proceeds” on page S-[•].

NYSE Amex symbol	“FPP”

Risk factors

This investment involves a high degree of risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks you should consider carefully before making an investment decision.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described in this prospectus supplement, together with all of the other information incorporated by reference into this prospectus supplement and the accompanying prospectus, including from our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The following risks are presented as of the date of this prospectus supplement and we expect that these will be updated from time to time in our periodic and current reports filed with the SEC, which will be incorporated herein by reference. Please refer to these subsequent reports for additional information relating to the risks associated with investing in our common stock.

Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose part or all of your investment. This prospectus supplement, the accompanying prospectus and the incorporated documents also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned below. Forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof, and all forward-looking statements in documents incorporated by reference are based on information available to us as of the date of such documents. We disclaim any intent to update any forward-looking statements.

Risks Related to Our Business

Oil and gas operations are risky.

We compete in the areas of oil and gas exploration, production, development and transportation with other companies, many of which may have substantially larger financial and other resources.  The nature of the oil and gas business also involves a variety of risks, including the risks of operating hazards such as fires, explosions, cratering, blow-outs, and encountering formations with abnormal pressures, the occurrence of any of which could result in losses to us.  We maintain insurance against some, but not all, of these risks in amounts that management believes to be reasonable in accordance with customary industry practices.  The occurrence of a significant event, however, that is not fully insured could have a material adverse effect on our financial position.

A substantial decrease in oil and natural gas prices would have a material impact on us.

Our future financial condition and results of operations are dependent upon the prices we receive for our oil and natural gas production.  Oil and natural gas prices historically have been volatile and likely will continue to be volatile in the future.  This price volatility will also affect our common stock price.  We cannot predict oil and natural gas prices and prices may decline in the future.  The following factors have an influence on oil and natural gas prices, including but not limited to:

*	changes in the supply of and demand for oil and natural gas;
*	storage availability;
*	weather conditions;
*	market uncertainty;
*	domestic and foreign governmental regulations;
*	the availability and cost of alternative fuel sources;
*	the domestic and foreign supply of oil and natural gas;
*	the price of foreign oil and natural gas;
*	refining capacity;
*	political conditions in oil and natural gas producing regions, including the Middle East; and
*	overall economic conditions.

To counter this volatility we, from time to time, may enter into agreements to receive fixed prices on our oil and gas production to offset the risk of revenue losses if commodity prices decline; however, if commodity prices increase beyond the levels set in such agreements, we would not benefit from such increases.

Our business will depend on transportation facilities owned by others.

The marketability of our gas production will depend in part on the availability, proximity, and capacity of pipeline systems owned by third parties.  Although we will have some contractual control over the transportation of our product, material changes in these business relationships could materially affect our operations.  Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions could adversely affect our ability to produce, gather, and transport oil and natural gas.

Market conditions could cause us to incur losses on our transportation contracts.

Gas transportation contracts that we may enter into in the future may require us to transport minimum volumes of natural gas.  If we ship smaller volumes, we may be liable for the shortfall.  Unforeseen events, including production problems or substantial decreases in the price of natural gas, could cause us to ship less than the required volumes, resulting in losses on these contracts.

Estimating our reserves future net cash flows is difficult to do with any certainty.

There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control.  The reserve data included in this report represents only estimates.  Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner.  The accuracy of any reserve estimate is a function of the quality of available data, the precision of the engineering and geological interpretation, and judgment.  As a result, estimates of different engineers often vary.  The estimates of reserves, future cash flows, and present value are based on various assumptions, including those prescribed by the Securities and Exchange Commission, and are inherently imprecise.  There is no assurance that our present oil and gas wells will continue to produce at current or anticipated rates of production, or that production rates achieved in early periods can be maintained.  Actual future production, cash flows, taxes, operating expenses, and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates.  Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Quantities of proved reserves are estimated based on economic conditions, including oil and natural gas prices in existence at the date of assessment.  A reduction in oil and natural gas prices not only would reduce the value of any proved reserves, but also might reduce the amount of oil and natural gas that could be economically produced, thereby reducing the quantity of reserves.  Our reserves and future cash flows may be subject to revisions, based upon changes in economic conditions, including oil and natural gas prices, as well as due to production results, operating costs, and other factors.  Downward revisions of our reserves could have an adverse affect on our financial condition and operating results.

Acquiring interests in other properties involves substantial risks.

We evaluate and acquire interests in oil and natural gas properties which in management's judgment will provide attractive investment opportunities for the addition of production and oil and gas reserves.  To acquire producing properties or undeveloped exploratory acreage will require an assessment of a number of factors including:

*	Value of the properties and likelihood of future production;
*	Recoverable reserves;
*	Operating costs;
*	Potential environmental and other liabilities;
*	Drilling and production difficulties; and
*	Other factors beyond our control

Such assessments will necessarily be inexact and uncertain.  Because of our limited financial resources, we may not be able to evaluate properties in a manner that is consistent with industry practices.  Such reviews, therefore, may not reveal all existing or potential problems, nor will they permit us to become sufficiently familiar with such properties to assess fully the deficiencies or benefits.

Operational risks in our business are numerous and could materially impact us.

Oil and natural gas drilling and production activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered.  We can make no assurance that wells in which we have an interest will be productive or that we will recover all or any portion of investment costs.

Our operations are also subject to hazards and risks inherent in drilling for and producing and transporting oil and natural gas, including, but not limited to, such hazards as:

*	Fires;
*	Explosions;
*	Blowouts;
*	Encountering formations with abnormal pressures;
*	Spills
*	Natural disasters;
*	Pipeline ruptures;
*	Cratering

If any of these events occur in our operations, we could experience substantial losses due to:

*	injury or loss of life;
*	severe damage to or destruction of property, natural resources and equipment;
*	pollution or other environmental damage;
*	clean-up responsibilities;
*	regulatory investigation and penalties; and
*	other losses resulting in suspension of our operations.

In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above with a general liability limit of $1.0 million.  We do not maintain insurance for damages arising out of exposure to radioactive material.  Even in the case of risks against which we are insured, our policies are subject to limitations and exceptions that could cause us to be unprotected against some or all of the risk.  The occurrence of an uninsured loss could have a material adverse effect on our financial condition or results of operations.

We must comply with environmental regulations.

Exploratory and other oil and natural gas wells must be operated in compliance with complex and changing environmental laws and regulations adopted by federal, state and local government authorities.  The implementation of new, or the modification of existing, laws and regulations could have a material adverse affect on properties in which we may have an interest.  Discharge of oil, natural gas, water, or other pollutants to the oil, soil, or water may give rise to significant liabilities to government and third parties and may require us to incur substantial cost of remediation. We may be required to agree to indemnify sellers of properties purchased against certain liabilities for environmental claims associated with those properties.  We can give no assurance that existing environmental laws or regulations, as currently interpreted, or as they may be reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial conditions.

Environmental liabilities could adversely affect our business

In the event of a release of oil, natural gas, or other pollutants from our operations into the environment, we could incur liability for personal injuries, property damage, cleanup costs, and governmental fines.  We could potentially discharge these materials into the environment in any of the following ways:

*	from a well or drilling equipment at a drill site;
*	leakage from gathering systems, pipelines, transportation facilities and storage tanks;

*	damage to oil and natural gas wells resulting from accidents during normal operations; and
*	blowouts, cratering, and explosions.

In addition, because we may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators.  Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired properties.

Federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays in our production of oil and gas and lower returns on our capital investments.

Bills were introduced in the previous U.S. Congress to regulate hydraulic fracturing operations and related injection of fracturing fluids and propping agents used in fracturing fluids by the oil and natural gas industry under the federal Safe Drinking Water Act (“SDWA”) and to require the disclosure of chemicals used in the hydraulic fracturing process under the SDWA, Emergency Planning and Community Right-to-Know Act (“EPCRA”) or other authority. Hydraulic fracturing is an important and commonly used process in the completion of unconventional oil and natural gas wells in shale and tight sand formations. Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate oil and natural gas production. We engage third parties to provide hydraulic fracturing or other well stimulation services to us for many of the wells that we drill and operate. Sponsors of such bills have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies, surface waters, and other natural resources, and threaten health and safety. In addition, the EPA has announced its intention to conduct a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on water quality and public health and the EPA issued a draft study plan on hydraulic fracturing. Certain states have also considered or imposed reporting obligations relating to the use of hydraulic fracturing techniques.

Additional legislation or regulation could make it easier for parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. There has also been increasing public controversy regarding hydraulic fracturing with regard to use of fracturing fluids, impacts on drinking water supplies, use of water and the potential for impacts to surface water, groundwater and the environment generally. A number of lawsuits and enforcement actions have been initiated in Texas and other states implicating hydraulic fracturing practices.

Legislation, regulation, litigation and enforcement actions at the federal, state or local level that restrict the provision of hydraulic fracturing services could limit the availability and raise the cost of such services, delay completion of new wells and production of our oil and gas, lower our return on capital expenditures and have a material adverse impact on our business, financial condition, results of operations and cash flows and quantities of oil and gas reserves that may be economically produced.

Changes in tax laws may adversely affect our results of operations and cash flows.

President Obama’s Proposed Fiscal Year 2012 Budget includes proposed legislation that would, if enacted into law, make significant changes to U.S. tax laws, including the elimination of certain key United States federal income tax incentives currently available to oil and gas exploration and production companies. These changes include, but are not limited to:

•	repeal of the percentage depletion allowance for oil and gas properties;

•	elimination of current deductions for intangible drilling costs;

•	elimination of the domestic manufacturing deduction for oil and gas companies; and

•	extension of the amortization period for certain geological and geophysical expenditures.

It is unclear whether any such changes will be enacted or how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or otherwise limit certain tax deductions that are currently available with respect to oil and gas exploration and development, and any such change could negatively impact our financial condition and results of operations.

Competition in the oil and natural gas industry is intense, and we are smaller and have a more limited operating history than many of our competitors.

We compete with major integrated oil and gas companies and independent oil and gas companies in all areas of operation.  In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties.  Most of our competitors have substantially greater financial and other resources than we have.  In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position.  These competitors may be able to pay more for properties and may be able to define, evaluate, bid for, and purchase a greater number of properties and prospects than we can.  Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can.  Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.  In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

The oil and natural gas industry is highly competitive.

The oil and gas industry is highly competitive in all its phases.  Competition is particularly intense with respect to the acquisition of desirable producing properties, the acquisition of oil and gas prospects suitable for enhanced production efforts, and the hiring of experienced personnel.  Our competitors in oil and gas acquisition, development, and production include the major oil companies in addition to numerous independent oil and natural gas companies, individual proprietors and drilling programs.

Many of our competitors possess and employ financial and personnel resources far greater than those which are available to us.  They may be able to pay more for desirable producing properties and prospects and to define, evaluate, bid for, and purchase a greater number of producing properties and prospects than we can.  We must compete against these larger companies for suitable producing properties and prospects, to generate future oil and natural gas reserves.

Governmental regulations can hinder production.

Domestic oil and natural gas exploration, production and sales are extensively regulated at both the federal and state levels.  Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden.  Also, numerous departments and agencies, both federal and state, have legal authority to issue, and have issued, rules and regulations affecting the oil and natural gas industry which often are difficult and costly to comply with and which carry substantial penalties for noncompliance.  State statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations.  Most states where we operate also have statutes and regulations governing conservation matters, including the unitization or pooling of properties.  Our operations are also subject to numerous laws and regulations governing plugging and abandonment, discharging materials into the environment or otherwise relating to environmental protection.  The heavy regulatory burden on the oil and natural gas industry increases its costs of doing business and consequently affects its profitability.  Changes in the laws, rules or regulations, or the interpretation thereof, could have a materially adverse effect on our financial condition or results of operation.

Minority or royalty interest purchases do not allow us to control production completely.

We sometimes acquire less than the controlling working interest in oil and natural gas properties.  In such cases, it is likely that these properties would not be operated by us.  When we do not have controlling interest, the operator or the other co-owners might take actions we do not agree with and possibly increase costs or reduce production income in ways we do not agree with.

Environmental regulations can hinder production.

Oil and natural gas activities can result in liability under federal, state and local environmental regulations for activities involving, among other things, water pollution and hazardous waste transport, storage, and disposal.  Such liability can attach not only to the operator of record of the well, but also to other parties that may be deemed to be current or prior operators or owners of the wells or the equipment involved.  We have inspections performed on our properties to assure environmental law compliance, but inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

Government regulations could increase our operating costs

Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and development, production and transportation of, oil and natural gas, as well as safety matters, which may changed from time to time in response to economic conditions.  Matters subject to regulation by federal, state and local authorities include:

*	Permits for drilling operations;
*	The production and disposal of water;
*	Reports concerning operations;
*	Unitization and pooling of properties;
*	Road and pipeline construction;

*	The spacing of wells;
*	Taxation;
*	Production rates;
*	The conservation of oil and natural gas; and
*	Drilling bonds.

Many jurisdictions have at various times imposed limitations on the production of oil and natural gas by restricting the rate of flow for oil and natural gas wells below their actual capacity to produce.  During the past few years there has been a significant amount of discussion by legislators and the presidential administration concerning a variety of energy tax proposals.  There can be no certainty that any such measure will be passed or what its effect will be on oil and natural gas prices if it is passed.  In addition, many states have raised state taxes on energy sources and additional increases may occur, although there can be no certainty of the effect that increases in state energy taxes would have on oil and natural gas prices.  Although we believe it is in substantial compliance with applicable environmental and other government laws and regulations, there can be no assurance that significant costs for compliance will not be incurred in the future.

Risks Related To This Offering

We have not paid cash dividends and do not anticipate paying any cash dividends on our common stock in the foreseeable future.

        We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business.  We do not intend to declare or pay any cash dividends in the foreseeable future.  Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs, and other factors.  Moreover, since the issuance of the Warrant Dividend in March 2012 reclassified all retained earnings to additional paid-in capital, there may be no capacity for the Company to declare a cash dividend in the near future.

We will have broad discretion to allocate any proceeds we receive from the sale of our common stock.  We cannot guarantee that the monies received will improve our operations.

        The monies that we may receive from the sale of our common stock have been allocated generally to provide working capital for operations.  As such, we will use funds as they are received for such purposes and in such proportions as we deem advisable.  While we will apply the proceeds in a manner consistent with our fiduciary duty and in a manner consistent with our best interests, we cannot assure you that the monies received will result in any present or future improvement in our results of operations.

The market price of our securities could be adversely affected by sales of restricted securities.

All of the shares of common stock that will be distributed under this prospectus will be free-trading shares.  In addition, in the future, we may offer and sell shares without registration under the Securities Act. All of such shares will be "restricted securities" as defined by Rule 144 ("Rule 144") under the Securities Act and cannot be resold without registration except in reliance on Rule 144 or another applicable exemption from registration.  Under Rule 144, a non-affiliate of the Company can sell restricted shares held for at least six months, subject only to the restriction that the Company has made available public information as required by Rule 144.  Affiliates of the Company can sell restricted securities after six months, subject to compliance with the volume limitation, manner of sale, Form 144 filing and current public information requirements.  No shares of our common stock are currently eligible for resale under Rule 144.

No prediction can be made as to the effect, if any, that future sales of restricted shares of common stock, or the availability of such common stock for sale, will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of such common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of the common stock.

The exercise of outstanding options and warrants and/or our ability to issue additional securities without shareholder approval could have substantial dilutive and other adverse effects on existing stockholders and investors in this offering.

        We have the authority to issue additional shares of common stock and to issue options and warrants to purchase shares of our common stock without shareholder approval.  Future issuance of common stock could be at values substantially below the exercise price of the warrants, and therefore could represent further substantial dilution to you as an investor in this offering.  In addition, we could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. Holders of the options or warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to us than the exercise terms provided by such options or warrants.  Exercise of these warrants and options could have a further dilutive effect on existing stockholders and you as an investor in this Offering.

Our corporate charter makes certain limitations on director liability.

        Our Articles of Incorporation provide, as permitted by Colorado law, that our directors shall not be personally liable to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions.  These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of us against directors.  In addition, our Articles of Incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law.

USE OF PROCEEDS

Except as described in any free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered by us hereunder for working capital and other general corporate purposes.

We have not determined the area or amounts we plan to spend or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering.  Pending application of the net proceeds as described above, we expect to invest the net proceeds in short-term, interest-bearing, investment-grade securities pursuant to our investment policy.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends on our common stock is subject to the discretion of our Board of Directors and will depend upon various factors, including, without limitation, our results of operations and financial condition.

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement with MLV & Co. LLC, or MLV, under which we may issue and sell up to an aggregate of 900,000 shares of our common stock from time to time through MLV acting as sales agent. The form of the sales agreement will be filed as an exhibit to a report filed on Form 8-K under the Securities and Exchange Act of 1934, as amended, and incorporated by reference in this prospectus supplement. Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, including sales made directly on or through NYSE MKT LLC, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale, and/or any other method permitted by law. MLV will act as sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. We may instruct MLV not to sell common stock if the sales cannot be effected at or above the price designated by us from time to time. We or MLV may suspend the offering of common stock upon notice and subject to other conditions. MLV shall be under no obligation to purchase Placement Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by MLV and the Company, and then only to the extent permitted by law and the rules and regulations of the NYSE Amex.

We will pay MLV commissions for its services in acting as sales agent in the sale of our common stock. MLV will be entitled to compensation at a fixed commission rate of 7% of the gross sales price per share sold. We estimate that the total expenses for the offering, excluding compensation payable to MLV under the terms of the sales agreement, will be approximately $50,000.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and MLV in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common stock on our behalf, MLV may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to MLV may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to MLV against certain civil liabilities, including liabilities under the Securities Act. In addition, we have agreed to reimburse a portion of the expenses of MLV in connection with this offering up to a maximum of $25,000. As sales agent, MLV will not engage in any transactions that stabilize the price of our common stock.

The offering pursuant to the sales agreement will terminate upon the earlier of (i) the sale of all common shares subject to the agreement, or (ii) termination of the sales agreement as permitted therein.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by an FINRA member or independent broker deal may not exceed 8.0% of the aggregate amount of securities offered pursuant to this prospectus supplement.

LEGAL MATTERS

The validity of the shares of common stock being offered has been passed upon for us by Clifford L. Neuman, P.C., Boulder, Colorado. MLV is being represented in connection with this offering by LeClairRyan, A Professional Corporation, New York, New York.

EXPERTS

Hein & Associates, LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2011 and 2010, as set forth in their report which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Hein & Associates, LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC. The registration statement that contains this prospectus supplement, including the exhibits to the registration statement, contains additional information about us and the securities offered by this prospectus supplement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Fieldpoint Petroleum Corporation. The SEC’s Internet site can be found at http://www.sec.gov.